Exhibit 107

Calculation of Filing Fee Tables

424B5

(Form Type)

Olink Holding AB (publ)

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Share, quota value approx. SEK 2.431906612 per share(1)	Rule 456(b) and Rule 457(r)	6,705,682	(2)	$20.00	$134,113,640	0.0001102	$14,779.32
Fees Previously Paid	—	—	—	—		—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—
Total Offering Amounts							$134,113,640		$14,779.32
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$14,779.32

(1)	These common shares are represented by American Depositary Shares, or ADSs, each of which represents one common share of the registrant. ADSs issuable upon deposit of the common shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-254427)

(2)	Includes 874,654 additional common shares represented by ADSs that the underwriters have an option to purchase.